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For Immediate Release
Contact:
Donavon A. Heimes	Jerry Daly, Carol McCune
Supertel Hospitality	Daly Gray
Chief financial officer	(Media Contact)
402.371.2520	703.435.6293
Dheimes@supertelinc.com	jerry@dalygray.com

Supertel Hospitality Board of Directors Suspends Dividend on Common Stock

NORFOLK, Neb., March 23, 2009 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which owns 122 hotels in 24 states, today announced that its board of directors has voted to suspend the quarterly dividend on the company’s common stock. This decision to suspend the dividends on the common stock does not apply to the regular dividends that are paid on the company’s Series A Preferred Stock and Series B Preferred Stock.

“We consider this a prudent measure that will allow us to preserve our capital in a difficult economic environment and provide us with additional financial flexibility,” said Paul J. Schulte, Supertel’s chairman, president and CEO. “We will monitor requirements to maintain our REIT status and will routinely review our dividend policy.”

About Supertel Hospitality, Inc.

As of March 23, 2009, Supertel Hospitality, Inc. (NASDAQ: SPPR) owns 122 hotels comprised of 10,659 rooms in 24 states. The company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn, Sleep Inn, Savannah Suites, Masters Inn, Key West Inns and Baymont Inn. This diversity enables the company to participate in the best practices of each of these respected hospitality partners. The company specializes in limited service hotels, which do not normally offer food and beverage service. For more information or to make a hotel reservation, visit www.supertelinc.com.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.